Exhibit 99.1

Anebulo Pharmaceuticals Names Biotechnology Industry Executive Simon Allen

as CEO and Director

AUSTIN, Texas (January 4, 2022) – Anebulo Pharmaceuticals, Inc. (Nasdaq: ANEB), a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication and substance abuse, has named Simon Allen as Chief Executive Officer and a member of the company’s Board of Directors, effective February 1st, 2022. Mr. Allen succeeds Daniel Schneeberger, MD, who has resigned as CEO and as a Director as of that same date.

Since March 2019, Mr. Allen has served as Chief Business Officer of Ambrx Biopharma Inc. (NYSE: AMAM), a position he previously held from 2010 through 2015. Ambrx is an engineered precision biologics company developing antibody-drug conjugate and immune-oncology conjugate candidates for breast cancer, gastric cancer and other solid tumors.

“I am so very proud of all Anebulo has achieved over the past 18 months, including building out a highly effective team, securing new intellectual property protection, preparing and starting a proof-of-concept clinical trial, advancing regulatory discussions with the U.S. FDA and securing financing through a successful IPO,” said Dr. Schneeberger. “Simon is a tremendous leader with significant commercial and business development experience, which are the most relevant skills for Anebulo at this stage. Having taken Anebulo through its start-up phase, I now plan to focus full time on my investment fund. I thank the Anebulo Board and all its employees for their collaboration and friendship.”

“Anebulo is ideally positioned to address the significant harm and burden of substance abuse. Our lead product, ANEB-001, has the potential to rapidly reverse the effects of acute cannabinoid intoxication, a relatively unknown yet serious affliction that sends more than 5,000 Americans to the hospital emergency department every day. Unfortunately, this number is expected to increase rapidly with legalized marijuana and access to substances that have five times the THC concentration of regular marijuana,” said Mr. Allen. “We are currently focused on developing the first FDA-approved therapy for emergency department physicians to treat the serious and sometimes fatal effects of cannabinoid intoxication. I am very impressed with the clear mechanism of action of ANEB-001 and the company’s successful efforts to navigate the clinical, regulatory, CMC and intellectual property aspects of this opportunity. I also believe 2022 will be another transformative year for Anebulo given our plans to report topline results from our ongoing Phase 2 trial in the first half of the year. I am honored and grateful for the opportunity to lead such a talented team and look forward to taking Anebulo to the next level.”

Joseph Lawler, MD, PhD, Chairman of the Anebulo Board of Directors, added, “Simon is a tremendously accomplished business executive who brings to Anebulo the skills, experience and relationships necessary to advance our business plan rapidly and efficiently. I welcome him to our company and to our Board of Directors. Also, I would like to thank Daniel for leading Anebulo through a time of great progress. All of us at Anebulo wish him well in his future professional endeavors.”

At Ambrx, Mr. Allen established multiple partnerships with companies including Bristol Myers Squibb, Pfizer, Merck, Eli Lilly, Astellas, BeiGene and Sino Biopharma that have generated more than $270 million in revenue with a potential $1 billion in future milestones and royalties. From 2016 to 2018 he was Chief Executive Officer of CohBar, where he transitioned the company from the preclinical to the clinical stage and managed the listing of its shares on Nasdaq, with subsequent inclusion in the Russell 2000 Index. Earlier Mr. Allen held various management, commercial and business development positions at Nuvelo, Skyepharma, CovX and Kalypsys.

Mr. Allen started his career as a research biologist in the antiviral group at Gilead Sciences before working in healthcare equity research and investment banking in the U.S. and Australia. He holds a BSc in biochemistry and genetics from the University of Sydney and an MBA from the Australian Graduate School of Management.

About Anebulo Pharmaceuticals, Inc.

Anebulo Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication and substance abuse. Its lead product candidate, ANEB-001, is intended to reverse the negative effects of acute cannabinoid intoxication within one hour of administration. ANEB-001 is a competitive antagonist at the human cannabinoid receptor type 1 (CB1) with good oral bioavailability and brain penetration (rat brain:plasma ratio of approximately 1.5). Clinical trials completed to date have shown that ANEB-001 is rapidly absorbed, well tolerated, and may lead to weight loss, an effect that is consistent with CB1 antagonism in the central nervous system. For further information about Anebulo, please visit www.anebulo.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, along with terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” and other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Anebulo Pharmaceuticals and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including risks attendant to developing, testing and commercializing the company’s product candidates, and those described in Anebulo Pharmaceutical’s most recent annual report on Form 10-K and in other periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Anebulo Pharmaceuticals undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

CONTACTS:

Anebulo Pharmaceuticals, Inc.

Rex Merchant

Chief Financial Officer

(512) 598-0931

IR@anebulo.com

LHA Investor Relations

Yvonne Briggs

(310) 691-7100

ybriggs@lhai.com

#  #  #